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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BINDVIEW DEVELOPMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BindView Development Corporation

Notice of 2005 Annual Meeting

Proxy Statement

Contents	Dear Shareholders, Customers, Partners, and Friends,

Letter to Shareholders	I am pleased to invite you to attend BindView Development Corporation’s 2005 annual meeting of shareholders. The meeting will begin at 9:00 a.m. Houston time on Thursday, May 26, 2005 at BindView’s corporate offices at 5151 San Felipe, Houston, Texas 77056.

Notice of 2005 Annual Meeting and Proxy Statement	The formal notice of meeting and proxy statement, which follow this letter, and the annual report on Form 10-K, which is enclosed with this letter, describe the matters which the shareholders will consider and vote on at the meeting. We encourage you to read these materials.

We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. Your vote is important. Please complete, sign, date, and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy or voted electronically.

The Board of Directors recommends that you approve the proposal described in the proxy statement.

I look forward to seeing you at the meeting. Thank you for your continued support.

Eric J. Pulaski
Chairman of the Board and
Chief Executive Officer

Notice of 2005 Annual Meeting and Proxy Statement

BindView Development Corporation
5151 San Felipe, 25th Floor
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

BindView Development Corporation will hold its 2005 annual meeting of shareholders as follows:

When:	9:00 a.m. Houston time on Thursday, May 26, 2005

Where:	BindView’s corporate offices at 5151 San Felipe, Houston, Texas 77056

Agenda:	At the meeting, the shareholders will:

• elect two directors in Class I, each to serve for a three-year term expiring in 2008

• transact any other business that may properly come before the meeting

Record date:	April 5, 2005

By order of the Board of Directors,

D. C. Toedt III,
Vice President, General Counsel,
and Secretary

Houston, Texas
April 28, 2005

PLEASE VOTE PROMPTLY — YOUR VOTE IS IMPORTANT

BindView Development Corporation

PROXY STATEMENT

     This proxy statement relates to the solicitation of proxies by the Board of Directors of BindView Development Corporation (“BindView” or “us” or “the company”) for use at our 2005 annual meeting of shareholders and any adjournment(s) thereof. The meeting will be held beginning at 9:00 a.m. Houston time on Thursday, May 26, 2005, at BindView’s corporate offices at 5151 San Felipe, Houston, Texas 77056.

     You are entitled to vote at that meeting if you were a holder of record of BindView’s common stock at the close of business on April 5, 2005. On or about May 5, 2005, we will begin mailing to shareholders entitled to vote at the meeting a proxy card along with this proxy statement and our Report on Form 10-K for the fiscal year ended December 31, 2004. On April 5, 2005, there were 48,632,894 shares of BindView’s common stock, no par value per share, outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

     Your proxy card will appoint Edward L. Pierce and D. C. Toedt III as proxy holders to vote your shares as you indicate. If you vote by proxy (by signing, dating and returning your proxy card, or by voting electronically) without specifying any voting instructions, the proxy holders will vote your shares FOR the election of the Class I director nominees named in this proxy statement and as otherwise specified on the proxy card.

     Voting by proxy will not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted at the meeting by (i) delivering a signed written revocation letter, dated later than the proxy, to BindView, attention: D. C. Toedt III; or (ii) attending the meeting and voting in person or by proxy. Attending the meeting, however, will not automatically revoke your proxy.

     On the enclosed form of proxy, you may vote for or withhold authority to vote for the director nominees listed in this proxy statement.

     The Board expects the director nominees named in this proxy statement to be available for election. If the nominees are not available, and you have voted by proxy without withholding authority to vote for the nominees, the proxy holders may vote your shares for a substitute nominee designated by the Board.

     We are not aware of any matters to be brought before the meeting other than those described in this proxy statement. If you vote by proxy, and any other matters are properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote your shares regarding such matters.

     No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy.

     Representatives of Mellon Investor Services L.L.C., the transfer agent and registrar for the common stock, will act as the independent inspector of election. The cost of this proxy solicitation is being borne by BindView.

PROPOSAL: ELECTION OF DIRECTORS

     At the meeting, you the shareholders will elect the two Class I directors. The Board is comprised of six directors divided into three classes, each class being composed as equally in number as possible in accordance with BindView’s Amended and Restated Articles of Incorporation. The classes have staggered three-year terms, with the term of one class expiring at each annual meeting of shareholders.

     The directors in Class I, whose terms expire at the meeting, are Richard A. Hosley II and Robert D. Repass, who are nominated by the Board to serve in Class I for another term expiring at the 2008 annual meeting of shareholders. The directors in the other classes are serving terms that respectively expire in the two years thereafter. At the 2005 annual meeting, each of the two nominees who receive the most votes at the meeting will be elected to the open directorships even if he or she receives less than a majority of the votes cast. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

	Age (a)	Position	Director Since

Nominees for Class I Directors
Richard A. Hosley II (c)	60	Director	1998
Robert D. Repass (b)	44	Director	2003

Class II Directors
Edward L. Pierce	48	Director, Exec. VP/CFO	2001
Armand S. Shapiro (b)(c)(d)	63	Director	2001

Class III Directors
Peter T. Dameris (b)(c)(d)	45	Director	2002
Eric J. Pulaski	41	Chairman of the Board/CEO	1990

(a)	As of April 5, 2005

(b)	Member of the Audit Committee

(c)	Member of the Compensation Committee

(d)	Member of the Nominating Committee in 2005

DIRECTORS AND NOMINEES

Background of Directors and Director Nominees

     Peter T. Dameris has served as a director of BindView since August 2002. In September 2004 he became president and chief executive officer of On Assignment Inc., a public company specializing in healthcare and life-sciences staffing services; he joined that company in November 2003 as chief operating officer. From February 2001 until October 31, 2002 Mr. Dameris served as executive vice president and chief operating officer of Quanta Services, Inc., a publicly traded infrastructure services company. From 1994 through September 2000 Mr. Dameris was employed by Metamor Worldwide Inc., a publicly-traded IT consulting company, where he held a variety of positions including general counsel, senior vice president of strategy and development, executive vice president, and chairman of the board and chief executive officer.

     Eric J. Pulaski founded BindView in May 1990 and serves as BindView’s chairman of the Board and chief executive officer. He also served as president from July 2001 until October 2004 and from May 1990 until January 2000. From January 2000 through July 2001 Mr. Pulaski served as chairman of the Board and chief technology officer.

     Richard A. Hosley II has served as a director of BindView since January 1998. Since October 1990, Mr. Hosley has been a private investor. From 1980 to 1990 Mr. Hosley was employed by BMC Software, Inc., a publicly-traded software company, where he held a variety of positions including vice president of sales and marketing, president, chief executive officer and vice chairman.

     Robert D. Repass has served as a director of BindView since January 2003. Since April 2002, Mr. Repass has been vice-president and chief financial officer of Motion Computing, Inc., a privately-held manufacturer of tablet-oriented notebook computers, in Austin, Texas. From March 2000 to December 2001 Mr. Repass was a partner with TL Ventures, a venture capital investment firm with focus on funding early stage technology companies. From 1997 to March 2000 Mr. Repass was a partner at PricewaterhouseCoopers LLP, a Big Four public accounting firm, where he served as the office managing partner for the Austin practice. Mr. Repass serves on the board of directors and as chairman of the audit committee of Multimedia Games, Inc., a publicly-traded company that develops, implements, and supports high-speed interactive gaming.

     Edward L. Pierce joined BindView in May 2001 as senior vice president and chief financial officer and was named executive vice president in January 2004. Before joining BindView, Mr. Pierce was employed by Metamor Worldwide Inc., a publicly traded IT consulting company from November 1994 until January 2001, most recently as executive vice president and chief financial officer. He served as a director of Metamor from October 1999 until Metamor’s acquisition by PSINet Inc. in June 2000.

     Armand S. Shapiro has served as a director of BindView since October 2001. Mr. Shapiro is a member of the board of directors of Garden Ridge Corporation, a retailer of home decorating and -entertaining products, where he served as chairman from June 1990 to October 2003 and as chief executive officer from March 2003 to July 2003; he previously served as chief executive officer from June 1990 to June 1999. In February 2004, Garden Ridge Corporation announced that it and its subsidiaries had filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code with the primary goal of renegotiating certain of its store lease agreements and certain other arrangements. Garden Ridge Corporation filed its petition with the U.S. Bankruptcy Court for the District of Delaware. Since February 2002, Mr. Shapiro has also been the chairman of MessagePro, Inc., a Houston-based telephone answering service company, where he served as chief executive officer from February 2002 until January 2003. Mr. Shapiro serves as a director of SSP Holdings, Inc.

Audit Committee Financial Expert

     The Board has determined that Mr. Repass is an independent director, and further that he is an “audit committee financial expert,” meaning that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Repass acquired these attributes as a public accountant and as a principal financial officer as described above under the heading “Background of Directors and Director Nominees.”

Compensation of Directors

     We reimburse our directors for out-of-pocket expenses incurred in attending Board meetings. In addition, we compensate non-employee directors for attending Board and committee meetings as follows:

	Non-employee director fee		Committee chair fee
Meeting	(other than committee chair)		(non-employee directors)
	In person	By phone	In person	By phone

Board	$2,500	$1,250	N/A	N/A

Audit Committee	$1,250	$625	$1,500	$750

Compensation Committee	$1,000	$500	$1,250	$625

     Our non-employee directors have received initial- and annual grants of options to acquire our common stock under our 1998 Non-Employee Directors Stock Option Plan, as amended and now entitled 1998 Non-Employee Director Incentive Plan (“Plan”), as follows:

Name	No. Optioned Shares	Exercise Price

Peter T. Dameris	Initial grant: 100,000	$0.950
	Sept. 2003: 25,000	$2.555

Richard A. Hosley II	Initial grant: 100,000	$1.920
	Nov. 2002: 25,000	$0.990
	Sept. 2003: 25,000	$2.555

Robert E. Repass	Initial grant: 100,000	$1.340
	Jan. 2004: 25,000	$4.045

Armand S. Shapiro	Initial grant: 100,000	$0.990
	Nov. 2002: 25,000	$0.990
	Sept. 2003: 25,000	$2.555

     These options vest in installments over three years, except that they vest in full if BindView is subject to a change in control (as defined in that plan) or if the optionee dies or becomes disabled. The options expire ten years from the date of grant or, if earlier, 90 days after the optionee ceases to be a director or 12 months after the optionee’s death.

     On January 6, 2005, each of our non-employee directors received a grant of 12,500 restricted shares of our common stock, with similar vesting provisions to those of the stock options above.

Meeting Attendance

     During 2004, the full Board met 10 times in person or by telephone and acted by written consent two times. All directors attended, in person or by telephone, at least 75% of all meetings held by the Board and by the committees on which the directors served during the period of time that such person served on the Board or on such committees.

Indebtedness of Directors

     Mr. Pierce is indebted to the Company in the amount of $788,000, plus accrued interest to date of approximately $37,000, in the form of a full-recourse promissory note dated December 31, 2001, at 3% interest, due on or before April 30, 2005. The promissory note is in payment, at fair market value, of 400,000 shares of the Company’s restricted common stock granted to Mr. Pierce on December 31, 2001. Payment of the note is secured by a security interest in such shares. See also the discussion under the heading “Employment Agreements, Change of Control Agreements, and Separation Agreements of Named Executive Officers.”

Process for Security Holders to Send Communications to Board of Directors

     BindView shareholders (and holders of any other BindView securities, if any) may send written communications to the Board, and/or to individual directors, to the following address: Attention: Corporate Secretary, BindView Development Corporation, 5151 San Felipe, Suite 2500, Houston, Texas 77056-3607. Our corporate secretary, consulting as necessary with counsel, will determine which communications will be relayed to Board members and will arrange for those communications to be forwarded.

Policy Concerning Director Attendance at Annual Meetings

     Our Board has adopted a policy encouraging its members to attend our annual shareholder meetings. In 2004, three directors attended the annual meeting.

COMMITTEES OF THE BOARD

Determination of Director Independence

     Rules of the NASDAQ stock market require that a majority of the Board of Directors be “independent,” as defined in Nasdaq Marketplace Rule 4200(a)(15). Under this rule, a director is independent if he or she is not an officer or employee of BindView and does not have any relationship with BindView which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. The rule lists a variety of relationships which preclude a finding of independence.

     The Board has reviewed the independence of its directors under this Nasdaq rule. In the course of this review, the Board considered transactions and relationships between BindView and each director or any member of his or her family. The Board determined that Messrs. Dameris, Hosley, Repass, and Shapiro are each independent under Nasdaq Marketplace Rule 4200(a)(15).

Audit Committee and its Charter

     The Board has a standing Audit Committee, comprising three independent directors, which in 2004 met in person or by conference call a total of 23 times and acted by written consent one time. The Audit Committee is directly responsible for the appointment, retention, termination, compensation (on behalf of the Company), and oversight of the work of our independent public auditors; among other duties, the Audit Committee reviews issues raised by those auditors as to the scope of their audit and their audit report, including any questions and recommendations they may have relating to our internal accounting and auditing procedures.

     In 2004, the members of the Audit Committee were Messrs. Dameris, Repass, and Shapiro, each of whom is an independent director as noted above.

     The Audit Committee functions in accordance with a written charter adopted by the Board, which was filed as Annex B to our 2004 proxy statement. The Audit Committee has furnished the following report.

Audit Committee Report

     The Audit Committee has reviewed and discussed with management BindView’s audited financial statements for the year 2004 audited by PricewaterhouseCoopers LLP, BindView’s principal independent public accountants, has discussed with the independent accountants the matters required to be discussed by SAS 61 (Communications with Audit Committees), has received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing reviews and discussions, the Audit Committee has recommended to the Board that the company’s financial statements audited by PricewaterhouseCoopers LLP should be included in BindView’s annual report on Form 10-K for 2004.

Audit Committee:
Peter T. Dameris
Robert D. Repass (Chair)
Armand S. Shapiro

Compensation Committee

     The Board has a standing Compensation Committee, which approves the compensation to be paid to our executive officers and to the members of the Board, as well as grants of stock options and restricted stock awards to such individuals. The Compensation Committee met three times in 2004 and acted by written consent five times. In 2004, the members of the Compensation Committee were Messrs. Dameris, Hosley, and Shapiro.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee has been an officer or employee of BindView or any of its subsidiaries. No executive officer of BindView served during fiscal 2004 as a director or as a member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

Compensation Committee Report on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of BindView’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might be incorporated by reference in future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated into such filings.

     The Compensation Committee of the Board, which is composed entirely of non-employee directors, has furnished the following report on executive compensation.

     BindView’s executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for the company’s successful financial performance and for increasing shareholder value. BindView’s compensation program consists of three principal elements: base salary, performance bonus and stock options. Together these elements comprise total compensation value. The Compensation Committee believes that the total compensation program for executives of BindView is competitive with the compensation programs provided by other comparable companies.

     Base Salary: The Compensation Committee periodically reviews base salaries of executive officers, including the executive officers named in the “Summary of Executive Compensation” discussion below. The factors considered in setting salaries include (but are not necessarily limited to) salaries paid to persons holding comparably-responsible positions at other similarly-situated companies; the applicable cost of living; the company’s overall financial performance; the individual’s past performance and potential with the company; and input from the chief executive officer. The consideration of additional factors and the weight given to any particular factor are within the discretion of the Compensation Committee.

     Annual Performance Bonuses: Total compensation for executive officers also includes cash bonuses in accordance with BindView’s senior-executive bonus plan, with the on-target amount for each incumbent executive officer being specified in the executive officer’s employment agreement with BindView, based on the same factors as described above for executive-officer salaries. Only partial cash bonus awards were paid in 2004, based on BindView’s financial performance for the fiscal year ended December 31, 2003 and its interim performance in 2004.

     Stock Options and Restricted Stock: Total compensation for executives also includes long term incentives in the form of stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options are instrumental in promoting the alignment of long-term interests between BindView’s management and shareholders because an option holder realizes gains only if the stock price increases over the fair market value at the date of grant. In determining the amount of option grants, we evaluate the position of the employee, responsibility of the employee and overall compensation package. Options are normally granted at a strike price of at least fair market value at the date of grant. The long-term value realized by management through option exercises is directly linked to the enhancement of shareholder value. Restricted stock is granted on a case-by-case basis on the basis of similar considerations.

     CEO Compensation: The base salary, bonus potential at target, and option grant for Eric J. Pulaski in 2004 were based on his position, responsibility, level of experience, and on his individual performance and BindView’s performance. Mr. Pulaski’s bonus for 2004 was based on his individual performance and on BindView’s performance in achieving revenue- and profitability targets set by the Board. In April 2004, Mr. Pulaski was granted options, under BindView’s 1998 Omnibus Incentive Plan and BindView’s 1996 Incentive Stock Option Plan (as modified by Section 9.13 of the 1998 Omnibus Incentive Plan), to purchase 150,000 shares of BindView’s common stock at its fair market value on the date of the grant ($2.83 per share); these options vest over four years.

     Applicable Tax Code Provision. The compensation committee has reviewed the potential consequences for BindView of Section 162(m) of the Internal Revenue Code, which limits the tax deduction a company can claim for annual compensation in excess of $1 million to certain executives. This limit did not affect BindView in 2004. While the Company strives to ensure that it will be able to deduct the compensation it pays, if compliance with Section 162(m) conflicts with the Company’s compensation philosophy, or with what is believed to be in the best interests of the Company and its stockholders, the Company may conclude that paying non-deductible compensation is more consistent with that philosophy and in the Company’s and stockholders’ best interests.

Compensation Committee:
Peter T. Dameris
Richard A. Hosley II
Armand S. Shapiro (Chair)

Nominating Committee

     In January 2004 the Board established a standing Nominating Committee, and in April 2004 it adopted a charter for the Nominating Committee, available at http://www.bindview.com/Company/IR/SECfilings.cfm. Under the charter, in any calendar year the Nominating Committee consists of the independent Board members whose terms are not expiring at that year’s annual shareholder meeting. In 2005 the Nominating Committee members are Messrs. Dameris and Shapiro, each of whom is an independent director as defined by Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. As stated in the charter, the Nominating Committee’s policy is to investigate all suggestions for candidates for membership on the Board, including shareholder nominations, and to recommend prospective directors, as required, to provide an appropriate balance of knowledge, experience and capability on the Board. In screening and recommending prospective director nominees, the Nominating Committee considers criteria such as, among other things, candidates’ skills in and understanding of technology, finance, marketing, and international business. The Nominating Committee met once in 2004 and has met once so far in 2005.

     The Nominating Committee will consider nominees for director recommended by BindView security holders. There are no differences in the manner in which the Nominating Committee will evaluate nominees for director based on whether the nominee is recommended by the Committee or by a security holder. Any security holder who wishes to recommend one or more potential director candidates should send such recommendation to the Nominating Committee, along with (a) a signed written statement (i) representing that the recommender is a holder of BindView securities, and (ii) consenting to the release of information to the Nominating Committee sufficient to confirm such representation; (b) the name and address of the person or persons being recommended for nomination; (c) such information concerning the qualifications of each recommended nominee to serve as a director as the recommender may wish to present to the Nominating Committee; (d) a description of all arrangements or understandings between each proposed nominee and any other person or persons (naming such person or persons, including but not limited to the recommender) pursuant to which the proposed nominee is being recommended; (e) such other information (if any) regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (f) the consent of each proposed nominee to serve as a director of BindView if nominated and elected. Such information is to be sent to BindView Corporation, Attention: Corporate Secretary, 5151 San Felipe, Suite 2500, Houston Texas 77056-3607, and must be received before November 1st of each year to be considered for the election of directors at the annual meeting to be held in the following year.

     Messrs. Hosley and Repass have been nominated, by a unanimous vote of the Nominating Committee and of the Board as a whole (Messrs. Hosley and Repass abstaining), for election as Class I directors at the annual meeting. The Nominating Committee has not received any recommendation for director nominations from any other person.

Administrative Committee

     The Board has an Administrative Committee to approve routine administrative matters such as resolutions required by banks and other financial institutions to open accounts. Messrs. Pulaski and Pierce are the members of the Administrative Committee. In 2004 the Administrative Committee acted by written consent three times.

Special Committee on Employee Options

     The Board has established a Special Committee on Employee Options to approve the granting of stock options to employees of the Company and its subsidiaries (other than executive officers) in accordance with recommendations by management and the requirements and constraints of the applicable Board-approved incentive plan. Messrs. Pulaski and Pierce are the members of the Special Committee, which acted by written consent twelve times in 2004.

EXECUTIVE OFFICERS AND COMPENSATION

     The following table shows the names, ages and titles of our executive officers, all of whom hold office until their respective successors are duly elected and qualified or their earlier resignation or removal. The ages listed below are as of April 5, 2005.

Name	Age	Position
Eric J. Pulaski.	41	Chairman and Chief Executive Officer
Arshad Matin.	41	President and Chief Operating Officer
Edward L. Pierce.	48	Executive Vice President and Chief Financial Officer
Shekar G. Ayyar.	40	Senior Vice President of Product Marketing
Steven M. Kahan.	42	Senior Vice President of Worldwide Marketing
Kevin P. Cohn.	35	Vice President, Corporate Controller, and Chief Accounting Officer
David E. Lloyd.	57	Vice President, International Sales and Field Operations
Matthew J. Miller.	38	Vice President, Americas Sales

     Eric J. Pulaski – see discussion above under the heading “Background of Directors and Director Nominees.”

     Arshad Matin joined BindView in April 2004 as executive vice president of product and technology marketing; in October 2004, Mr. Matin was elected as president and chief operating officer. From 1995 until joining BindView he was an associate (until July 2000) and then a partner at McKinsey & Company, a global management consulting firm, where, among other duties, he led or co-led several of the firm’s practices in software and services and ERP value capture.

     Edward L. Pierce – see discussion above under the heading “Background of Directors and Director Nominees.”

     Shekar G. Ayyar joined BindView in July 2004 as senior vice president of product marketing. From 2000 until joining BindView he was vice president, marketing, business development (until September 2003) and then senior vice president, marketing business development, services at Instantis, an enterprise software company focused on developing integrated solutions for managing enterprise performance improvement initiatives. From July 1998 to January 2000, Mr. Ayyar was director, corporate strategy and business development with Lucent Technologies, and from July 1996 to July 1998 he served as a consultant with McKinsey & Company.

     Steven M. Kahan joined BindView as senior vice president of worldwide marketing on March 29, 2005. From January 2004 until joining BindView, he was vice president, marketing at Postini, Inc. From August 2000 to October 2003, Mr. Kahan was vice president, marketing with PentaSafe Security Technologies, Inc., which was acquired by NetIQ Corporation in December 2003. He served as NetIQ’s senior vice president of marketing until January 2004. From 1998 to 2000, Mr. Kahan was president and chief executive officer of e-Security Inc., a spin-off of Allen Systems Group where he served as chief operating officer from 1997 to 1998.

     Kevin P. Cohn has been BindView’s vice president and corporate controller since joining the company in May 2001; he was elected chief accounting officer in July 2001. From December 1997 until January 2001 he was employed by Metamor Worldwide Inc., a publicly-traded IT consulting company, most recently as vice president, corporate controller, and chief accounting officer. Before that, Mr. Cohn was employed by Ernst & Young LLP, a Big Four public accounting firm, where he served most recently as an audit manager.

     David E. Lloyd has been BindView’s vice president of international sales and field operations since November 2002. From 1996 to 2002 he was employed by Visual Numerics Inc., a privately held provider of statistical analysis- and visualization software products, in various executive capacities.

     Matthew J. Miller has worked at BindView since 1997 in sales capacities of increasing responsibilities; he was promoted to vice president of Americas sales in January 2005. His background also includes sales and marketing experience in other industries.

Summary of Executive Compensation

     The following table summarizes compensation information for the “Named Executive Officers,” namely (i) each person serving as BindView’s chief executive officer or acting in a similar capacity during the fiscal year ended December 31, 2004; (ii) BindView’s four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of such fiscal year, excluding any executive officer, other than the CEO, whose total annual salary and bonus did not exceed $100,000 for such fiscal year; and (iii) up to two additional individuals for whom disclosure would have been provided under clause (ii) but for the fact that the individual was not serving as an executive officer of BindView at the end of such fiscal year.

							Long-term compensation
							Restricted		Securities
		Annual Compensation					Stock		underlying	All other
Name / Position	Year	Salary	Bonus		Other		Awards ($)		options/SARS (#)	compensation (a)
Eric J. Pulaski	2004	$236,892	$99,900		$—		$—		150,000	$6,150
Chairman of the	2003	225,000	63,605		—		—		200,000	6,000
Board of Directors,	2002	228,125	162,500		—		—		100,000	5,500
President, and Chief Executive Officer

Arshad Matin	2004	159,086	182,855	(b)	—		673,200	(d)	600,000	3,377
President and Chief	2003	—			—		—		—	—
Operating Officer	2002	—			—		—		—	—

Edward L. Pierce	2004	210,500	111,575		—		—		85,000	6,150
Executive Vice	2003	200,000	50,000		—		—		200,000	6,000
President and Chief	2002	200,000	130,000		—		—		130,000	5,500
Financial Officer

Gary S. Margolis	2004	112,369	87,959		10,924	(c)	—		25,000	73,375	(e)
former Senior Vice	2003	175,000	43,750		—		—		200,000	6,000
President of	2002	165,570	89,232		—		—		191,250	5,500
Research & Development and
Chief Technology Officer

Ronald E. Rosenthal	2004	175,000	96,250		—		—		25,000	7,150
former Senior Vice	2003	175,000	24,558		—		—		125,000	5,987
President of	2002	26,587	—		—		—		250,000	—
Worldwide Marketing

David S. Flame	2004	147,290	122,763		7,068	(c)	—		150,000	34,805	(f)
former Vice	2003	175,673	161,660		—		—		200,000	6,000
President, Americas	2002	—	—		—		—		—	—
Sales and Field Operations

David E. Lloyd	2004	276,339	98,741		—		—		100,000	—
Vice President,	2003	123,027	51,469		—		—		50,000	—
International Sales	2002	—	—		—		—		—	—
and Field Operations

Notes:

(a)	Primarily includes BindView’s contributions to the BindView Development Corporation 401(k) Profit Sharing Plan. See also the supplemental notes for certain specific executives, below.

(b)	Includes $150,000 sign-on bonus, of which a pro-rata portion is subject to forfeiture and repayment if the executive leaves in certain circumstances.

(c)	Payout of paid time off not used at date of termination.

(d)	220,000 shares at fair market value of $3.06 at date of grant.

(e)	Includes severance payments in the amount of $67,225.

(f)	Includes severance payments in the amount of $29,167.

Option Grants for Fiscal Year Ended December 31, 2004

     This table shows information concerning individual grants of stock options made during the year ended December 31, 2004, to each of the Named Executive Officers.

		Percent of Total			Potential Realizable Value
	Shares of	Options / SARs			at Assumed Annual Rates
	Common Stock	Granted to	Exercise		of Stock Price Appreciation
	Underlying	Employees During	Price per		for Option Term (a)
Name	Options/SARs(#)	Year	Share($)	Expiration	5%($)	10%($)

Eric J. Pulaski	150,000	5.3%	2.83	4/14	266,964	676,543
Arshad Matin	100,000	3.5%	3.02	11/14	189,610	480,513
Arshad Matin	500,000	17.7%	3.20	4/14	1,004,652	2,546,000
Edward L. Pierce	85,000	3.0%	2.83	4/14	151,279	383,374
Gary S. Margolis (b)	25,000	0.9%	2.83	3/05	44,494	112,757
Ronald E. Rosenthal.	25,000	0.9%	2.83	4/14	44,494	112,757
David S. Flame (b)	150,000	5.3%	2.83	2/05	266,964	676,543
David E. Lloyd	50,000	1.8%	2.83	4/14	88,988	225,514
David E. Lloyd	50,000	1.8%	1.40	3/14	44,022	111,562

Notes:

(a)	The potential realizable value of the options is based on an assumed appreciation in the price of the common stock at a compounded annual rate of 5% or 10% from the date the option was granted until the date the option expires. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission’s regulations. BindView does not represent that the common stock will appreciate at these assumed rates.

(b)	Expiration date determined by date of termination of employment and/or separation agreement.

Option Exercises and Fiscal Year End Option Values

     This table shows all stock options known by BindView to have been exercised by the Named Executive Officers during the fiscal year ended December 31, 2004, and the number and value of options each held at fiscal year end.

			Number of securities		Value of unexercised
	Shares	Value	underlying unexercised options		"in-the-money" options at
	acquired on	realized	at December 31, 2004 (#)		December 31, 2004 ($)(a)
Name	exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric J. Pulaski	—	—	137,500	312,500	410,063	719,438
Arshad Matin	—	—	—	600,000	—	675,000
Edward L. Pierce	—	—	156,250	258,750	461,531	655,419
Gary S. Margolis	—	—	380,546	—	543,838	—
Ronald E. Rosenthal	—	—	171,875	228,125	559,063	694,938
David S. Flame	17,505	48,191	69,995	—	202,636	—
David E. Lloyd	—	—	43,750	106,250	132,000	244,750

Note:

(a)	The value of the unexercised “in-the-money” options equals the difference between the option exercise price and the closing price of BindView stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of BindView stock on December 31, 2004, as reported on the NASDAQ Stock Market, was $4.29 per share.

Employment Agreements, Change of Control Agreements,
and Separation Agreements of Named Executive Officers

     Employment Agreements. We have employment agreements with all of the Named Executive Officers. Under these agreements, each officer is entitled to receive (a) a base salary, plus (b) contingent incentive bonus compensation based on achievement of certain management objectives in accordance with a bonus plan approved annually by the Compensation Committee and the independent directors of the Board. If BindView terminates the employment of any of these officers other than for cause or disability, or if the officer resigns for good reason (as defined in the agreement), then the officer is entitled to (i) a severance period of between nine months and one year as specified in the employment agreement, during which the officer continues to receive base salary along with medical benefits, as well as (ii) a pro-rated portion of any bonus earned prior to termination under such an approved bonus plan.

     Mr. Pierce’s employment agreement additionally entitles him to a guaranteed signing bonus payable in installments but deferrable at his option, and which to date Mr. Pierce has elected to defer. In December 2001, the company, under the terms of a restricted stock agreement, issued 400,000 shares of restricted common stock to Mr. Pierce at $1.97 per share (its fair market value as of that date) in exchange for a full recourse, interest-bearing promissory note in the amount of $788,000. The restricted common stock vests over a four-year period beginning April 30, 2001 (the starting date of Mr. Pierce’s employment). Mr. Pierce’s restricted-stock agreement with the Company requires him, before selling any of his vested restricted shares, to make certain payments on the principal and interest of his promissory note to the company in payment of the purchase price of such shares, in an amount determined by a schedule in the restricted-stock agreement.

     Change of Control Agreements. We have change-of-control agreements with each of the Named Executive Officers. In the event of a change of control, as defined in the applicable agreement, the officer’s options will become fully vested. If, in connection with a change of control, the officer’s employment is terminated other than for cause or the officer resigns for good reason (each as defined in the applicable agreement), then the officer is entitled to (a) all severance benefits provided in the employment agreement; (b) a special severance payment in an amount equal to, and in addition to, the officer’s base salary during the severance period defined in the employment agreement; (c) continuation of insurance-related benefits for an additional period of time equal to that stated in his employment agreement; and (d) to exercise any vested, unexercised options for one year after the date of termination of employment. If any payment by BindView to such an officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, then the officer is entitled to receive a gross-up payment, in an amount such that, after payment by the individual of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon the gross-up payment, the individual retains an amount of the gross-up payment equal to the excise tax imposed upon the payments.

     Separation Agreements. Mr. Margolis’s employment agreement was modified by a separation agreement dated effective July 9, 2004, which provided in part that (i) he would be on a leave of absence through August 16, 2004, (ii) his severance payment would be reduced accordingly, and (iii) he would be allowed to exercise his vested, unexpired stock options through March 31, 2005. Mr. Flame’s employment agreement was modified by a separation agreement dated effective November 2, 2004, which provided in part that (i) he would be paid commissions for sales by the Company in his (former) territory that were both initiated before his resignation and closed on or before December 31, 2004, and (ii) he would be paid previously-agreed variable compensation, tied to the achievement of certain management objectives, for those objectives that the Company determined had been achieved as of October 31, 2004. Mr. Rosenthal’s employment agreement and change of control agreement have been modified by a separation agreement dated effective April 15, 2005, which provides in part that (i) he will be on a leave of absence through October 15, 2005, which will be his last day of employment, (ii) his severance payment under his employment agreement will be reduced accordingly, and (iii) the vesting of his stock options will cease as of May 16, 2005.

Code of Conduct

     We have adopted, and the Board has approved, a code of conduct applicable to all employees, including the chief executive officer and chief financial officer, and to all members of the Board of Directors. The code of conduct is available at our Web site at http://www.bindview.com/Company/IR/SECfilings.cfm.

COMMON STOCK PERFORMANCE COMPARISONS

     The following performance graph compares the performance of BindView’s common stock to the Nasdaq Stock Market (U.S.) Index and the Standard & Poor’s Computers (Software & Services) Index. The graph assumes an investment in BindView’s common stock and each index of $100 at December 31, 1999, and that all dividends, if any, were reinvested.

     This graph is based on historical data and not necessarily indicative of future performance. This graph shall not be deemed “soliciting material” nor “filed” with the Securities and Exchange Commission nor subject to the Regulations of 14A or 14C under the Exchange Act or subject to the liabilities of Section 18 under the Exchange Act.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN*
AMONG BINDVIEW DEVELOPMENT CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S & P INTERNET SOFTWARE & SERVICES INDEX

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of the record date (April 5, 2005), with respect to (a) persons known to us to be beneficial owners of more than five percent (5%) of the outstanding shares of BindView’s common stock, (b) the Named Executive Officers identified in the Summary of Executive Compensation appearing elsewhere in this proxy statement and our directors and (c) all of our executive officers and directors as a group. Unless otherwise noted, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes of this table, shares are considered “beneficially owned” if a person, directly or indirectly, has sole or shared investment power with respect to them.

	Beneficially-	Plus Options	Total Beneficial
Beneficial Owner	Owned Shares	Exercisable (a)	Ownership (a)	Percentage (a)

Named Executive Officers
Eric J. Pulaski (b, c)	8,720,002	212,499	8,932,501	18.37%
Arshad Matin	220,000	125,000	345,000	*
Edward L. Pierce (c)	439,410	218,749	658,159	1.35%
Gary S. Margolis	54,322	—	54,322	*
Ronald E. Rosenthal	—	225,000	225,000	*
David S. Flame	8,111	—	8,111	*
David E. Lloyd	—	65,624	65,624	*

Directors (non-employee)
Peter T. Dameris	12,500	52,499	64,999	*
Richard A. Hosley II	12,500	128,124	140,624	*
Robert D. Repass	12,500	66,666	79,166	*
Armand S. Shapiro	12,500	115,624	128,124	*
All executive officers and directors as a group (aggregate)	9,491,845	1,209,78	5 10,701,630	22.00%

Ziff Asset Mgmt. L.P. et al. (b,d)	2,503,600	—	2,503,600	5.15%
Bank of America Corp. et al. (b,e)	2,842,936	—	2,842,936	5.85%

* Less than 1%

(a)	The computation of total beneficial ownership assumes the exercise of all stock options exercisable within 60 days. The percentage is determined using the total number of shares (48,632,894) at the record date (April 5, 2005). The numbers of shares and options are based on our option-grant records; on public filings such as Form 3 and Form 4 filings; and (in the case of current Named Executive Officers and directors) on information supplied by the named persons.

(b)	Holder of more than five percent (5%) of outstanding shares of common stock

(c)	Also a member of the Board of Directors.

(d)	A Schedule 13G/A filed with the Securities and Exchange Commission on Feb. 12, 2004 shows Ziff Asset Management, L.P., PBK Holdings, Inc., and Philip B. Korsant, each at 283 Greenwich Avenue Greenwich, CT 06830, as each having 2,453,100 shares of both shared voting and -dispositive power and the same number of aggregate shares beneficially owned.

(e)	See the Schedule 13G filed with the Securities and Exchange Commission on Feb. 11, 2005, with the following classification of the aggregate beneficially-owned shares, with each reporting person having its principal business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255:

	Shares Subject to Voting / Dispositive Power
Reporting Person	Sole Voting	Shared Voting	Sole Dispositive	Shared Dispositive

Bank of America Corporation	0	2,770,125	0	2,842,936
NB Holdings Corporation	0	10,736	0	10,736
Bank of America, NA	10,736	0	3,411	7,325
Fleet National Bank	569,189	2,190,200	617,800	2,214,400
Columbia Mgmt. Group, Inc.	0	2,190,200	0	2,214,400
Columbia Mgmt. Advisors, Inc.	2,190,200	0	2,214,400	0

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Pierce is indebted to BindView as described above under the subheading “Indebtedness of Directors.”

     In 2004 we sold approximately $110,000 of software licenses, maintenance, and professional services, on normal commercial terms, to On Assignment, Inc., of which Mr. Dameris is the chief executive officer.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP served as BindView’s principal independent public accountants for the 2004 fiscal year and are expected to be selected by the Audit Committee to serve as BindView’s principal independent public accounts for the 2005 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to attend the shareholder meeting; if they do so, they will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP and their respective affiliates for professional services rendered in 2004 and 2003 are as follows:

				All Other
	Audit Fees (a)	Audit-Related Fees (b)	Tax Fees (c)	Fees (d)	Total Fees

2004	$1,102,000	—	$56,307	—	$1,158,307

2003	$251,942	$37,580	$35,083	—	$324,605

(a)	Audit Fees in 2004 include (i) $295,000 for the annual audit and quarterly reviews of the Company’s financial statements for the years ended December 31, 2004, (ii) $550,000 for the annual audit of the Company’s internal control over financial reporting for the year ended December 31, 2004, (iii) $225,000 for fees incurred as part of the Audit Committee’s investigation into certain transactions in our Latin America operation and (iv) $32,000 for subsidiary statutory audits and other audit related fees. Audit fees in 2003 were primarily for professional services rendered for the annual audit and quarterly reviews of the Company’s financial statements for the year ended December 31, 2003.

(b)	Audit-Related Fees in 2003 related to the audit of our employee benefit plan.

(c)	The aggregate fees billed for services rendered by our principal independent accountants for tax compliance, tax advice, and tax planning for the 2004 and 2003 fiscal years were $56,307 and $35,083, respectively. Those fees related primarily to preparation of our U.S. federal income tax return; review of our state income / franchise tax filings in various jurisdictions in United States; local tax services for our foreign subsidiaries; and tax services for transfer pricing.

(d)	There were no “Other” fees in 2004 or 2003.

Audit Committee Pre-Approval

     The Audit Committee has adopted a policy requiring that the committee pre-approve audit- and non-audit services by our auditors. With respect to non-audit services, the policy provides that it is the responsibility of the Audit Committee to ensure that, at each quarterly meeting (or between meetings to the extent that an interim requirement arises), the committee is presented with a schedule describing any such services to be pre-approved, accompanied by documentation concerning (i) the nature and scope of the proposed services and (ii) the estimated fees and expenses associated with the proposed services, in such detail as the committee may require in its discretion. The Audit Committee has delegated to its chairman the authority to approve up to $25,000 of non-audit services, with such approvals to be subsequently reported to the Audit Committee.

     No fees for Non-Audit Services, as defined below, for either the 2004 or 2003 fiscal years, were approved “after the fact” pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. That rule states that the pre-approval requirement is waived if, among other conditions, the Non-Audit Services in question (a) are promptly brought to the attention of the Audit Committee and (b) are approved, prior to the completion of the audit, either (i) by the Audit Committee or (ii) by one or more members of the Audit Committee who are also Board members and to whom the Audit Committee has delegated the authority to grant such approvals. As used above, the term “Non-Audit Services” means services other than audit, review, and attestation.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires BindView’s officers, directors and persons who own more than 10% of a registered class of BindView’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish BindView with copies of all Section 16(a) reports they file. We have reviewed the Section 16(a) reports that were provided to us for the fiscal year ended December 31, 2004, and we believe that all required such reports were timely filed.

PROPOSALS FOR NEXT ANNUAL MEETING; OTHER MATTERS

     If you are a holder of BindView common stock and wish to make a proposal to be presented at our 2005 annual meeting of shareholders, you must send it to us at our principal executive offices, Attention: Corporate Secretary, 5151 San Felipe, 25th Floor, Houston, Texas 77056, so that it is received no later than December 23, 2005. If you do so, and your proposal complies with other requirements of applicable law and regulations (if any), then your proposal will be included in the proxy statement and form of proxy relating to that meeting.

     BindView is paying the cost of this solicitation of proxies. In addition to solicitation by use of the mails, the directors, officers or employees of BindView may solicit the return of proxies by telephone, telecopy or in person.

# # #

BINDVIEW DEVELOPMENT CORPORATION

BOARD OF DIRECTORS	EXECUTIVE OFFICERS
Eric J. Pulaski Chairman and	Eric J. Pulaski Chairman and
Chief Executive Officer	Chief Executive Officer

Peter T. Dameris [1,2,3] President and	Arshad Matin President and
Chief Executive Officer, On Assignment, Inc.	Chief Operating Officer

Richard A. Hosley II [2] Former President and Chief	Shekar G. Ayyar Senior Vice President
Executive Officer, BMC Software, Inc.	of Product Marketing

Edward L. Pierce Executive Vice President and Chief	Kevin P. Cohn Vice President, Corporate
Financial Officer	Controller, and Chief Accounting Officer

Robert D. Repass [1] Vice-President and	Steven M. Kahan Senior Vice President
Chief Financial Officer, Motion Computing, Inc.	of Worldwide Marketing

Armand S. Shapiro [1,2,3] Board Member, Garden Ridge	David E. Lloyd Vice President,
Corporation; Chairman, MessagePro, Inc.	International Sales and Field Operations

Matthew J. Miller Vice President, Americas Sales

(1) Audit Committee	Edward L. Pierce Executive Vice President
(2) Compensation Committee	and Chief Financial Officer
(3) Nominating Committee in 2005

ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders will take place at corporate headquarters at 5151 San Felipe Street, Houston, Texas 77056, telephone 713-561-4000, www.bindview.com.

                      Email Delivery of Shareholder Materials

Help BindView save money on printing and postage by receiving future shareholder materials electronically. As a registered shareholder you may now access important investor communications online with MLinksm, a new program from Mellon Investor Services. To enroll, log on to www.melloninvestor.com/ISD and follow the enrollment instructions. We hope this will help reduce our costs of printing and postage.

BindView Development Corporation

PROXY — ANNUAL MEETING OF SHAREHOLDERS
May 26, 2005

This Proxy is solicited on behalf of the Board of Directors

     The undersigned holder of Common Stock of BindView Development Corporation (“BVEW”) hereby appoints Edward L. Pierce and D. C. Toedt III, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of BVEW to be held at 9:00 a.m. on Thursday, May 26, 2005, at BVEW’s corporate office located at 5151 San Felipe, Houston, Texas 77056, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.

(continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your BindView Development Corporation account online.

Access your BindView Development Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for BindView Development Corporation, now makes it easy and convenient to get current information on your shareholder account.

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Call 1-877-978-7778 between 9am-7pm
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(continued from other side)	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. ELECTION OF DIRECTORS

WITHHOLD
FOR the nominees	AUTHORITY
listed (except as marked	to vote for the
to the contrary)	nominees listed
☐	☐

NOMINEES:
(01) Richard A. Hosley II
(02) Robert D. Repass
Withheld for the nominees you list below:
(Write that nominee’s name in the space provided below.)

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR the election of the director nominees named in Item 1, or if one or both nominees becomes unavailable, FOR another nominee or nominees to be selected by the Board of Directors.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your materials, proxy statements, tax documents and other important shareholder correspondence.

Dated:___________________________________, 2005

_____________________________________________
Signature

_____________________________________________
Signature of Shareholder(s)

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/bvew		1-866-540-5760		Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.